Calculation of Registration Fee

		Proposed	Proposed
Title of each class of	Amount	maximum	maximum	Amount of
securities to be	to be	offering price	aggregate	registration
registered	registered (1)	per share (1)	offering price (2)	fee
Common Shares, US$1.00 par value	412,142	$80.07	$33,000,209	$1,297

(1)	The Common Shares set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of the Registrant’s Common Shares that may become issuable as a result of any shares splits, subdivisions, shares dividends, bonus shares or similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common shares as reported on the New York Stock Exchange on May 2, 2008.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated May 8, 2008)	Registration No. 333-150764
Weatherford International Ltd.
412,142 Common Shares
     This prospectus supplement relates to up to 412,142 common shares of Weatherford International Ltd., U.S. $1.00 par value, which we sometimes refer to as our common shares, which may be offered for sale from time to time by the shareholders named under the heading “Selling Shareholders” beginning on page S-1, whom we refer to as the selling shareholders. We do not know when or in what amounts a selling shareholder may offer our common shares for sale. The selling shareholders may sell all, some or none of our common shares offered by this prospectus supplement. We will not receive any of the proceeds from the sale of our common shares sold by the selling shareholders.
     Our common shares are listed for trading on the New York Stock Exchange under the symbol “WFT.” The closing price of our common shares on the New York Stock Exchange on May 7, 2008 was $84.07 per share.
     Investing in our common shares involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 4 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 8, 2008.

Prospectus Supplement

Page
About this Prospectus Supplement	S-i
The Offering	S-1
Selling Shareholders	S-1
Prospectus dated May 8, 2008
ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling shareholders and the terms on which they are offering and selling our common shares. The second part is the accompanying prospectus dated May 8, 2008, which contains and incorporates by reference important business and financial information about us and other information about the offering. You should read this prospectus supplement and the accompanying prospectus, as well as any post-effective amendments to the registration statement of which the accompanying prospectus is a part, before you make any investment decision.
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein as described under “Where You Can Find More Information,” or any free writing prospectus that we prepare and distribute. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus.
     The selling shareholders may only offer to sell, and seek offers to buy, our common shares in jurisdictions where offers and sales are permitted.
     In this prospectus supplement, unless otherwise expressly set forth or as the context otherwise indicates, the terms Weatherford, the Company, “we,” “our” and “us” refer to Weatherford International Ltd., a Bermuda exempted company, and its subsidiaries.

S-i

THE OFFERING
     The selling shareholders may offer all, some or none of our common shares offered by this prospectus supplement. Please see “Plan of Distribution” in the accompanying prospectus.

Common shares offered by the selling shareholders.	Up to 412,142 shares.

Use of Proceeds.	We will not receive any of the proceeds from this offering.

NYSE Symbol.	“WFT”

Determination of Offering Price	The selling shareholders may sell all or any part of our common shares offered hereby from time to time at those prices as they may determine at the time of sale.

Risk Factors.	Before investing in our common shares you should carefully read the information referred to under the heading “Risk Factors” on page 4 of the accompanying prospectus.
SELLING SHAREHOLDERS
     The information contained herein with respect to beneficial ownership has been furnished by each selling shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.
     Our common shares registered hereby were acquired by the selling shareholders in connection with a share purchase agreement. Unless set forth in this section, to our knowledge, none of the selling shareholders has, or within the past three years has had, any material relationship with us or with any of our predecessors or affiliates. Gary L. Warren was Senior Vice President of Weatherford and President of our Drilling Services Division until his retirement effective September 30, 2005.
     The number of shares and percentage of ownership indicated in the following table is based on 339,791,807 outstanding common shares as of April 29, 2008. The following table sets forth information with respect to the selling shareholders and our common shares beneficially owned by the selling shareholders that may be offered from time to time pursuant to this prospectus supplement. The selling shareholders may offer all, some or none of their common shares. See “Plan of Distribution” in the accompanying prospectus.

			Percentage of
		Maximum	Common Shares
		Number of	Beneficially Owned
	Number of	Common Shares
	Common Shares	That May Be		If Maximum
	Beneficially	Offered By This	Before	Number of Shares
Name of Selling Shareholder	Owned	Prospectus	Offering	Offered are Sold
NPC Growth Fund II Limited Partnership (a)	157,834	157,834	*	—
NPC Growth Fund II (USA) Limited Partnership (a)	11,253	11,253	*	—
Hydraulic Analysis Ltd. (b)	86,037	86,037	*	—
John L. Fenniak (c)	34,400	34,400	*	—
1142424 Alberta Ltd. (d)	33,461	33,461	*	—
Cheryl D. Fisher (e)	28,870	28,870	*	—
1135050 Alberta Ltd. (f)	26,839	26,839	*	—
Kenneth A. Shewan (g)	12,831	12,831	*	—
Cantech Mechanical Ltd. (h)	4,812	4,812	*	—
Gary L. Warren (i)	3,721	3,721	*	—
Darryl C. Oxtoby (j)	3,208	3,208	*	—
Steven J. Craig (k)	1,963	1,963	*	—

S-1

			Percentage of
		Maximum	Common Shares
		Number of	Beneficially Owned
	Number of	Common Shares
	Common Shares	That May Be		If Maximum
	Beneficially	Offered By This	Before	Number of Shares
Name of Selling Shareholder	Owned	Prospectus	Offering	Offered are Sold
Jonathan G. Strashok (l)	1,691	1,691	*	—
David L. Richard (b)	1,102	1,102	*	—
Lucia M. Sebestyen (m)	947	947	*	—
Jorge E. Bejar (n)	610	610	*	—
Michael S. Hurst (o)	525	525	*	—
Roderick W. Graham (a)	510	510	*	—
Monte N. Wright (d)	408	408	*	—
William J. Stroshein (f)	408	408	*	—
Andrew S. Banister (p)	338	338	*
Steven T. Scott (q)	272	272	*	—
Andrew D. Richard (r)	102	102	*	—

*	Represents less than 1%

(a)	The address of the selling shareholder is 304 — 8th Ave SW, Suite 504, Calgary, Alberta T2P 1C2, Canada.

(b)	The address of the selling shareholder is 63 Mckenzie Lake View SE, Calgary, Alberta T2Z 2T7, Canada.

(c)	The address of the selling shareholder is 416 — 18th Ave NW, Calgary, Alberta T2M 0T3, Canada.

(d)	The address of the selling shareholder is 29 Cranwell Place SE, Calgary, Alberta T3M 1A2, Canada.

(e)	The address of the selling shareholder is 24 Upland St., Brooks, Alberta T1R 1J8, Canada.

(f)	The address of the selling shareholder is Box 26, Site 5, RR8, Calgary, Alberta T2J 2T9, Canada.

(g)	The address of the selling shareholder is Box 11, Site 8, RR#1, Priddis, Alberta T0L 1W0, Canada.

(h)	The address of the selling shareholder is 120 Hawkmount Heights NW, Calgary, Alberta T3G 3S5, Canada.

(i)	The address of the selling shareholder is 1903 Valleria Ct., Sugar Land, Texas 77479.

(j)	The address of the selling shareholder is 124 Chaparral Cres. SE, Calgary, Alberta T2X 3M3, Canada.

(k)	The address of the selling shareholder is 230 Douglas View Court SW, Calgary, Alberta T2Z 2S7, Canada.

(l)	The address of the selling shareholder is 226 Douglas Glen Crt SE, Calgary, Alberta T2Z 2M9, Canada.

(m)	The address of the selling shareholder is 54 Kincora Heights NW, Calgary, Alberta T3R 1N5.

(n)	The address of the selling shareholder is 22 Sierra Oaks Drive, Sugar Land, Texas 77479.

(o)	The address of the selling shareholder is 41 Henderson Rd., Langdon, Alberta T0J 1X1, Canada.

(p)	The address of the selling shareholder is 844 Copperfield Blvd SE, Calgary, Alberta T2Z 4R7, Canada.

(q)	The address of the selling shareholder is 22306 Sherrod Lane, Spring, Texas 77389.

(r)	The address of the selling shareholder is 2316 — 16A Street SW, Calgary, Alberta T2T 4K4, Canada.

S-2

PROSPECTUS
Weatherford International Ltd.
Common Shares

     Certain selling shareholders may offer and sell our common shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any common shares are offered pursuant to this prospectus, the selling shareholders will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the name of each selling shareholder and the number of our common shares to be sold by such selling shareholder. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our common shares unless accompanied by a prospectus supplement.
     Our common shares may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. Our common shares offered by this prospectus and the prospectus supplement may be offered by the selling shareholders directly to investors or to or through underwriters, dealers or other agents.
     We do not know when or in what amounts a selling shareholder may offer our common shares for sale. The selling shareholders may sell all, some or none of our common shares offered by this prospectus. We will not receive any of the proceeds from the sale of our common shares sold by the selling shareholders.
     Our common shares are listed for trading on the New York Stock Exchange under the symbol “WFT.”
     Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, and our telephone number at that address is (713) 693-4000. Our principal website is located at www.weatherford.com. Information on our website does not constitute part of this prospectus.
     Investing in our common shares involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2008.

Prospectus
ABOUT THIS PROSPECTUS
     This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: Weatherford International Ltd., 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Corporate Secretary, (713) 693-4000.
     This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the automatic shelf process, one or more of the selling shareholders to be named in a prospectus supplement may offer and sell, from time to time, our common shares. The selling shareholders will also be required to provide a prospectus supplement containing specific information about the selling shareholders and the terms on which they are offering and selling our common shares. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision.
     You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Where You Can Find More Information,” or any free writing prospectus that we prepare and distribute. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.
     The selling shareholders may only offer to sell, and seek offers to buy, our common shares in jurisdictions where offers and sales are permitted.
     In this prospectus, unless otherwise expressly set forth or as the context otherwise indicates, the terms Weatherford, the Company, “we,” “our” and “us” refer to Weatherford International Ltd., a Bermuda exempted company, and its subsidiaries.

FORWARD-LOOKING STATEMENTS
     This prospectus includes, and any accompanying prospectus supplement may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act and the Private Securities Litigation Reform Act of 1995 about us. All statements other than statements of historical fact included in this prospectus or any prospectus supplement are forward-looking statements. Forward-looking statements may be found in this document regarding the financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for our future operations. Except for our obligation to disclose material information under U.S. federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this prospectus or any prospectus supplement, or to report the occurrence of unanticipated events.
     Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of our industry in general, and us in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements.
     From time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to publicly update or revise any forward-looking events or circumstances that may arise after the date of this prospectus. The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:
     • A downturn in market conditions could affect projected results. Any material changes in oil and natural gas supply and demand, oil and natural gas prices, rig count or other market trends would affect our results and would likely affect the forward-looking information we provided. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. In recent years, worldwide drilling activity increased; however, if an extended regional and/or worldwide recession were to occur, it would result in lower demand and lower prices for oil and natural gas, which would adversely affect drilling and production activity and therefore would affect our revenues and income. We have assumed increases in worldwide demand will continue throughout 2008.
     • Availability of a skilled workforce could affect our projected results. Due to the high activity in the exploration and production and oilfield service industries there is an increasing shortage of available skilled labor, particularly in our high-growth regions. Our forward-looking statements assume we will be able to recruit and maintain a sufficient skilled workforce for activity levels.
     • Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to obtain necessary raw materials or if we are unable to minimize the impact of increased raw materials costs through our supply chain initiatives or by passing through these increases to our customers, our margins and results of operations could be adversely affected.
     • Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to develop our products and services, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology through leverage of our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services.

     • Nonrealization of expected benefits from our 2002 corporate reincorporation could affect our projected results. We are incorporated in Bermuda and we operate through our various subsidiaries in numerous countries throughout the world including the United States. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda or jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.
     • Nonrealization of expected benefits from our acquisitions could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of business acquisitions we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize the benefits of that. An inability to realize expected strategic advantages as a result of the acquisition, would negatively affect the anticipated benefits of the acquisition.
     • The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill. As of March 31, 2008, we had approximately $3.4 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, some of which are beyond our control. Any reduction in the value of our goodwill may result in an impairment charge and therefore adversely affect our results.
     • Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future fluctuations in currency exchange rates.
     • Adverse weather conditions in certain regions could adversely affect our operations. In the summer of 2005, the Gulf of Mexico suffered several significant hurricanes. These hurricanes and associated hurricane threats reduced the number of days on which we and our customers could operate, which resulted in lower revenues than we otherwise would have achieved. In parts of 2006, and particularly in the second quarter of 2007, climatic conditions in Canada were not as favorable to drilling as we anticipated, which limited our results in that region. Similarly, unfavorable weather in Russia and in the North Sea could reduce our operations and revenues from those areas during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will be conducive to our operations.
     • Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies. Any further military action undertaken by the U.S. or other countries could adversely affect our results of operations.
     • U.S. Government and internal investigations could affect our results of operations. We are currently involved in government and internal investigations involving various of our operations. These investigations are ongoing, and we cannot anticipate the timing, outcome or possible impact of these investigations, financial or otherwise. The governmental agencies involved in these investigations have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trading sanctions laws, the Foreign Corrupt Practices Act and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several public corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases multi-million dollar fines and other penalties and sanctions. Under trading sanctions laws, the Department of Justice (“DOJ”) may also seek to impose modifications to business practices, including immediate cessation of all business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations. Additionally, during the three months ended March 31, 2008, we incurred $51 million for costs incurred in connection with our exit from sanctioned countries and $8 million in connection with complying with these on-going investigations. We will have additional charges related to these matters in future periods, which costs may include labor claims, contractual claims, penalties assessed by customers, and costs, fines, taxes and penalties assessed by the local governments, but we cannot quantify those charges or be certain of the timing of them.
     All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information with respect to these factors, see “Where You Can Find More Information” above.

THE COMPANY
     We are one of the world’s leading providers of equipment and services used for the drilling, completion and production of oil and natural gas wells. We were originally incorporated in Delaware in 1972, and as a result of our corporate reorganization in 2002, are now incorporated in Bermuda. Many of our businesses have been operating for more than 50 years.
     We operate in approximately 100 countries through approximately 800 service, sales and manufacturing locations, which are located in nearly all of the oil and natural gas producing regions in the world.
RISK FACTORS
     There are important factors that could cause our actual results, level of activity or performance to differ materially from our past results of operations or from the results, level of activity or performance implied by the forward-looking statements contained in this prospectus or in any prospectus supplement. In particular, you should carefully consider the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this prospectus. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
USE OF PROCEEDS
     The selling shareholders will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from the sale of our common shares offered hereby.
SELLING SHAREHOLDERS
     The selling shareholders will be named in the accompanying prospectus supplement, along with information regarding the beneficial ownership of our common shares by such selling shareholders as of the date of the prospectus supplement, the number of shares being offered by such selling shareholders and the number of shares beneficially owned by such selling shareholders after the applicable offering. We will not receive any proceeds from the sale of our common shares by the selling shareholders.

PLAN OF DISTRIBUTION
     The selling shareholders, or their pledgees, donees, transferees, or any of their successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:
•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common shares;

•	through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.
     For example, the selling shareholders may engage brokers and dealers, and any broker or dealer may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.
     From time to time, one or more of the selling shareholders may charge, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The chargees, pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s securities will otherwise remain unchanged.
     A selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the securities offered under this prospectus may be used to cover short sales. A selling shareholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-

dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan the securities offered hereby to a broker-dealer, and the broker-dealer may sell the loaned securities pursuant to this prospectus.
     A selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).
     To the extent required under the Securities Act, the aggregate amount of selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.
     The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
     We have agreed to indemnify in certain circumstances certain of the selling shareholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.
     Certain of the securities offered hereby were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time.
     We will not receive any proceeds from sales of any securities by the selling shareholders. We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.
DESCRIPTION OF SHARE CAPITAL
     For a full description of our common shares please see the documents identified in the section “Where You Can Find More Information” in this prospectus.
LEGAL MATTERS
     The validity of the common shares offered by this prospectus will be passed upon for us by our special Bermuda counsel, Conyers Dill & Pearman.

EXPERTS
     The consolidated financial statements of Weatherford International Ltd. appearing in Weatherford International Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the financial statement schedule appearing therein), and the effectiveness of Weatherford International Ltd.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common shares offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-31339). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.weatherford.com. Information on our website is not incorporated by reference in this prospectus. You may also read and copy at prescribed rates any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
     Our common shares are listed on the New York Stock Exchange under the symbol “WFT.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.
     The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed), and any amendments thereto:
•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008;

•	our current reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on February 8, 2008, March 6, 2008, March 18, 2008, March 25, 2008 and April 21, 2008; and

•	the description of our common shares, $1.00 par value, contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2002 (File No. 001-31339), including any amendment or report filed for the purpose of updating such description.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:
Weatherford International Ltd.
Attention: Investor Relations
515 Post Oak Boulevard, Suite 600
Houston, Texas 77027
(713) 693-4000